EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-114239, 333-114168, 333-112080, 333-109589, 333-109408, 333-62890, 333-39171 and 333-87394), the Registration Statement on Form S-4 (333-120101) and the Registration Statements on Form S-8 (Nos. 333-106196, 333-100793, 333-63804, 333-59163, 333-59157, 333-21997, 33-86634 and 33-94872) pertaining to the 1992 Stock Option Plan and the 1998 Employee Stock Purchase Plan of Solexa, Inc. (formerly Lynx Therapeutics, Inc.) and the related prospectuses, of our report dated February 18, 2005 (except for Note 17, as to which the date is March 4, 2005), with respect to the consolidated financial statements of Solexa, Inc. (formerly Lynx Therapeutics, Inc.) included in this Annual Report (Form 10-K), for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Palo Alto, California
March 25, 2005